Exhibit 3.2

STATE OF NEW JERSEY DEPARTMENT OF TREASURY FILING CERTIFICATION (CERTIFIED COPY) 3508820000 UTZ TECHNOLOGIES, INC. I, the Treasure r of the State of New Jersey, do hereby certify , tha t the above named business did file and record in this department the below listed document(s) and that the foregoing is a true copy of the Certificate of Amendment filed September 24th,2021 as the sam e is take n fro m and compare d wit h the original( s ) file d i n thi s office on the date set forth on each instrument and now remaining on file and of record in my office. Certificate Number: 143316433 Verify this certificate online at https llwww.njportal.com/DOR/husinessrecords/Validate.aspx IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my Official Seal at Trenton, this 27th dav of Sevtember. 2021 Elizabet h Maher Muoio State Treasurer Page I of 1 .

CERTIFICATE OF AMENDMENT TOTHE AMENDED AND RESTATED CERTIFICATE OF INCOR OF UTZ TECHNOLOGIES, INC. : FILED RAT 24 2021 STAlE TREASURER 1 (Pursuant to Section 14A:7 - 2(2) and (4) of the New Jersey Business Corporation Act) "cJ::J:::{?:f{; Pursuant to Sections 14 A : 7 - 2 (2) and (4) of the New Jersey Business Corporation Act, the undersigned corporation executes the following Certificate of Amendment to its Amended and Restated Certificate of Incorporation : The name of the corporation is Utz Technologies, Inc . , a New Jersey corporation (the "Corporation") . The following resolution was duly adopted by the Board of Directors of the Corporation as required by Section 14 A : 7 - 2 (3) of the New Jersey Business Corporation Act on September 15 , 2021 : RESOLVED, that pursuant to the authority under the Amended and Restated Certificate of Incorporation of the Corporation, the Board of Directors hereby designates 3 , 094 , 600 shares of the Corporation's authorized Preferred Stock as "Series A Convertible Preferred Stock," with such rights, preferences and limitations as set forth below : I . Designation .. and Amount . Of the 10 , 000 , 000 shares of authorized Preferred Stock, par value $ 0 . 000001 per share (the "Preferred Stock") of the Corporation, 3 , 094 , 600 shares shall be designated as "Series A Convertible Preferred Stock," which shares shall be issuable, from time - to - time to such persons and entities (collectively, the "Holders") as the Board may determine from time - to - time (the "Series A") . 2. No Matufify, Sinldng Fund, Maridafm . y Redemption ; The Series A has no stated maturity and will not be subject to any sinking fund or mandatory redemption and will remain outstanding indefmitely until such time as the Series A is converted into Common Stock pursuant to Section 4 . 3. Rgnking . The Series A shall rank, with respect to rights to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation, senior to all classes or series of the Corporation's common stock, par value $0.000001 per shares ("Common Stock") and to all other equity securities issued by the Corporation.

4. OQnverslon.Rigb.ts , (a) Each share of Series A shall at aoy time aod from time - to - time be convertible into 500 shares of fully - paid, nonassessable shares of the Corporation's Common Stock (the "Conversion Shares"), subject to adjustment as provided for herein . Notwithstaoding the foregoing, each share of Series A shall automatically convert immediately upon the effectiveness of a reverse stock split of the Corporation's issued aod outstaoding Common Stock at the ratio of one - for - 100 , subject to adjustment of such ratio as provided for herein . Upon conversion, the shares of Series A on the books of the Corporation shall be cancelled aod the Corporation shall issue the Conversion Shares to the Holders in book entry form . (b) Certain Adjustments . If the Corporation, at aoy time while the Series A remain outstaoding : (i) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or aoy other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidaoce of doubt, shall not include aoy shares of Common Stock issued by the Corporation pursuaot to the conversion of the Series A), (ii) subdivide outstaoding shares of Common Stock into a larger number of shares, (iii) combine (including by way of reverse stock split) outstaoding shares of Common Stock into a smaller number of shares, or (iv) issue by reclassification of shares of the Common Stock aoy shares of capital stock of the Corporation, each holder of Series A shall receive such consideration as if such holder had been, immediately prior to such foregoing dividend, distribution, subdivision, combination or reclassification, the holder of the number of shares of Common Stock into which it could convert at such time . Any adjustment made pursuaot to this Section 4 (b) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re - classification . 5. Votin g Rights. (a) Holders of the Series A shall have the right to vote with holders of outstaoding shares of Common Stock on ao as - converted basis on each matter on which holders of Common Stock are entitled to vote . In addition, each share of Series A will be entitled to one vote on each matter on which the Holders of the Series A are entitled to vote as a separate class . (b) Except as expressly stated herein or as may be required by applicable law, the Series A will not have aoy relative, participating, optional or other special voting rights or powers . 6. No Preemptive Rights . No Holders of the Series A will, solely by virtue of their status as Holders of Series A, have aoy preemptive rights to purchase or subscribe for Common Stock or any other security of the Corporation other thao their right to convert shares of Series A into Conversion Shares as provided herein . 2

The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended as set forth in the above resolution of the Board of Directors. [Signature Page Follows] 3

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of this corporation on this 23rd day of September, 2021. 4